Exhibit 10.1

    Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.








                            ASSET PURCHASE AGREEMENT
                                  By and Among


                              SIMPLEXGRINNELL L.P.,
                         TYCO INTERNATIONAL CANADA LTD.,
                        SIMPLEX INTERNATIONAL PTY. LTD.,
                                ADT SERVICES A.G.

                                       and

                               KRONOS INCORPORATED

                                DECEMBER 28, 2001

ARTICLE 1.   SALE AND PURCHASE OF ASSETS.......................................1

   1.1.1      PURCHASED ASSETS.................................................1
   1.1.2      INTELLECTUAL PROPERTY RIGHTS.....................................3
   1.2     EXCLUDED ASSETS.....................................................3

ARTICLE 2.   PURCHASE PRICE; POST CLOSING ADJUSTMENT; TRANSACTION COSTS........4

   2.1     PURCHASE PRICE......................................................4
   2.2     TRANSACTION COSTS...................................................5

ARTICLE 3.   ASSUMPTION OF LIABILITIES AND OBLIGATIONS BY PURCHASER............5

   3.1     ASSUMED LIABILITIES.................................................5
   3.2     EXCLUDED LIABILITIES................................................6
   3.3     NON-ASSIGNABLE CONTRACTS AND AUTHORIZATIONS.........................7

ARTICLE 4.   REPRESENTATIONS AND WARRANTIES OF SELLERS; IP SELLER..............7

   4.1     REPRESENTATIONS AND WARRANTIES OF SELLERS...........................7
      4.1.1      Corporate Organization and Standing...........................7
      4.1.2      No Conflict...................................................7
      4.1.3      Financial Statements..........................................8
      4.1.4      Litigation....................................................8
      4.1.5      Licenses and Permits; Compliance with Laws....................8
      4.1.6      Taxes.........................................................9
      4.1.7      Brokers; Finders..............................................9
      4.1.8      Absence of Certain Changes...................................10
      4.1.9         Real Properties...........................................10
      4.1.10        No Consent................................................10
      4.1.11        Authorization.............................................10
      4.1.12        Product Liability.........................................11
      4.1.13        Books and Records.........................................11
      4.1.14        Title to Purchased Assets; Personal Property..............11
      4.1.15        Environmental Matters.....................................11
      4.1.16        Customers and Suppliers...................................12
      4.1.17        Certain Agreements........................................13
      4.1.18        Approvals, etc............................................13
      4.1.19        Accounts Receivable.......................................14
      4.1.20        Labor Matters.............................................14
      4.1.21     Product Warranty.............................................14
      4.1.22     Disclaimer of Representations and Warranties.................15
   4.2     REPRESENTATIONS AND WARRANTIES OF IP SELLER........................15
      4.2.1      Corporate Organization and Standing..........................15
      4.2.2      No Conflict..................................................15
      4.2.4         Authorization.............................................16
      4.2.5         Intellectual Property Rights..............................16
      4.2.6      IP Disclaimer of Representations and Warranties..............16
   4.3     DEFINITIONS........................................................17

ARTICLE 5.   REPRESENTATIONS AND WARRANTIES OF PURCHASER......................17

   5.1     REPRESENTATIONS AND WARRANTIES.....................................17
      5.1.1      Organization and Standing....................................17
      5.1.2      Authorization................................................17
      5.1.3      Compliance...................................................18
      5.1.4      Litigation...................................................18
      5.1.5      Brokers, Finders.............................................18
      5.1.6      Approvals, etc...............................................18
      5.1.7      No Knowledge of Misrepresentations or Omissions..............18
      5.1.8      Acknowledgement by the Purchaser.............................19

ARTICLE 6.   COVENANTS AND AGREEMENTS.........................................19

   6.1     EMPLOYEE MATTERS...................................................19
      6.1.1      Employment Status............................................19
      6.1.2      Employee Benefits; Crediting of Service......................20
      6.1.3      Liability with Respect to Certain Benefit Obligations........20
      6.1.4      Required Documentation.......................................21
   6.2     PRESS RELEASE; DISCLOSURES.........................................21
   6.3     BOOKS AND RECORDS AND INFORMATION..................................21
      6.3.1      Inspection of Documents......................................21
      6.3.2      Destruction of Documents.....................................22
   6.4     TAX MATTERS........................................................22
      6.4.1      Taxes Through Closing Date...................................22
      6.4.2      Cooperation and Exchange of Information......................22
      6.4.3      Allocation/Tax Position......................................23
   6.5     NON-COMPETITION....................................................23

ARTICLE 7.   CLOSING DATE; CONDITIONS AND TRANSACTIONS........................24

   7.1     CLOSING DATE AND PLACE.............................................24

ARTICLE 8.   CLOSING DOCUMENTS................................................24

   8.1     SELLERS' AND IP SELLER'S OBLIGATIONS...............................24
      8.1.1         Resolutions...............................................25
      8.1.2         Bill of Sale..............................................25
      8.1.3         Assignments...............................................25
   8.2     PURCHASER'S OBLIGATIONS............................................26
      8.2.1         Resolutions...............................................26
      8.2.2         Assumption Agreement......................................26
      8.2.3         Payment...................................................26
   8.3     JOINT OBLIGATIONS..................................................26

ARTICLE 9.   INDEMNIFICATION..................................................26

   9.1     INDEMNIFICATION BY SELLERS; IP SELLER .............................26
      9.1.1      Indemnification by Sellers...................................26
      9.1.2      Indemnification by IP Seller.................................27
   9.2     INDEMNIFICATION BY PURCHASER.......................................27
   9.3     SURVIVAL OF REPRESENTATIONS AND WARRANTIES; DEDUCTIBLE.............27
   9.4     NOTICE AND OPPORTUNITY TO DEFEND...................................28
   9.5     REDUCTION FOR INSURANCE............................................29

ARTICLE 10.   MISCELLANEOUS...................................................29

   10.1    EXPENSES...........................................................29
   10.2    NOTICES............................................................30
   10.3    COUNTERPARTS.......................................................31
   10.4    ENTIRE AGREEMENT...................................................31
   10.5    HEADINGS...........................................................31
   10.6    ASSIGNMENT AND AMENDMENT OF AGREEMENT..............................31
   10.7    GOVERNING LAW......................................................31
   10.8    FURTHER ASSURANCES.................................................32
   10.9    NO THIRD PARTY RIGHTS..............................................32
   10.10      NON-WAIVER......................................................32
   10.11      SEVERABILITY....................................................32
   10.12      INCORPORATION OF SCHEDULES......................................32
   10.13      WAIVER OF JURY TRIAL............................................32

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of the 28th day of December, 2001, by and among SIMPLEXGRINNELL L.P., a Delaware limited partnership, TYCO INTERNATIONAL OF CANADA LTD., a company formed and existing under the laws of Canada (each a "Seller" and collectively the "Sellers"), ADT SERVICES A.G., a company organized and existing under the laws of Switzerland ("IP Seller") and KRONOS INCORPORATED, a Massachusetts corporation and/or its subsidiaries ("Purchaser").

                                    Recitals
A. Sellers are engaged in the business of developing, marketing, selling, supporting and maintaining workforce management (i.e., employee time and attendance, scheduling and forecasting) software and data collection systems associated therewith, in the United States and Canada (the "Business").

B. IP Seller owns the Intellectual Property Rights (as defined in Section 1.1.2) that are used by Sellers and in the Business.

C. Sellers wish to sell and transfer to Purchaser the Purchased Assets (as defined in Section 1.1.1) and IP Seller wishes to sell and assign to Purchaser all of its rights and interest in and to the Intellectual Property Rights (as defined in Section 1.1.2), pursuant to and in accordance with the terms and conditions of this Agreement.

D. Purchaser wishes to acquire the Purchased Assets, the Intellectual Property Rights, and to assume certain liabilities of Sellers relating to the Business as specified herein and, pursuant to and in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto hereby agree as follows:

                     ARTICLE 1. SALE AND PURCHASE OF ASSETS

         1.1.1    Purchased Assets.

Subject to the terms, conditions and exclusions set forth in this Agreement, Sellers will sell to Purchaser, and Purchaser will purchase, acquire and accept from Sellers, all of Sellers' respective rights, title and interest in and to only the following assets, properties, and rights of the Business (collectively, the "Purchased Assets"), as the same shall exist on the Closing Date (as defined in Section 7.1):

     (a) Sellers' inventories of eForce Software, WinSTAR Software, data collection terminals, spare parts and ancillary products with the product identification number listed on Schedule 1.1(a) (collectively, the "Inventory"), as exists on the Closing Date;

     (b) the customer files, customer prospects, implementations in progress as of the Closing Date, correspondence with customers and account histories, sales literature and promotional or other material pertaining exclusively to products designed, manufactured or sold by or for the Business to be prepared by Sellers and furnished to Purchaser within 18 days of Closing (collectively, the "Customer Records"). Notwithstanding the above, customer lists (Schedule 4.1.6(a)), prospects lists ("Schedule 4.1.16(b)), and open implementations lists (Schedule 4.1.16(d)) preliminary as of the Closing Date shall be delivered to Purchasers at Closing both electronically and in hard copy. Final Schedules shall be provided within 18 days of Closing;

     (c) all customer purchaser orders, contracts and commitments entered into, accepted, made or submitted to the Business for the sale of goods a listing of which shall be prepared by Sellers and furnished to
          Purchaser  within  18  days  of  Closing  (collectively,   the  "Sales
          Orders");

     (d)  the equipment,  machinery,  and spare parts therefore, and other items
          of  tangible   personal   property   as  listed  on  Schedule   1.1(d)
          (collectively, the "Equipment");

     (e) all unfilled purchase orders entered into by Sellers for the purchase of goods or services for the benefit of the Business (collectively, the "Unfilled Purchase Orders"), a listing of which shall be prepared by Sellers and furnished to Purchaser within 18 days after the Closing Date;

     (f) the contracts entered into by Sellers for the exclusive benefit of the Business listed on Schedule 1.1(f) (collectively, the "Contracts");

     (g) all accounts receivable, shipped not billed, and notes receivable related exclusively to the Business outstanding on the Closing Date (the "Accounts Receivable") as such are set forth in Schedule 1.1(g) to be prepared by Sellers and furnished to Purchasers within 10 days after the Closing Date and to be made a part hereof.

     (h) to the extent transferable and subject to Section 3.3 hereof, each of the franchises, approvals, permits, orders, certificates, variances and product licenses and license applications, permits and other governmental authorizations and approvals relating exclusively to the operation of the Business (federal, state and local) and specified in
          Schedule 1.1(h) (collectively, the "Licenses and Permits");

     (i) The real property lease for the premises located in Cambridge, Massachusetts specified in and attached to Schedule 1.1(i) (the "Real Property Lease"); and


         1.1.2    Intellectual Property Rights.

Subject to the terms, conditions and exclusions set forth in this Agreement, IP Seller will sell to Purchaser, and Purchaser will purchase, acquire and accept from IP Seller, all of IP Seller's rights, title and interest in and to only the following, as the same shall exist on the Closing Date (collectively, the "Intellectual Property Rights"):

     (a) each of the patent applications, licenses, trademarks, service marks, trade names, service names, brand names, domain names, logos, copyrights and any applications therefore listed in Schedule 1.1.2(a);

     (b) each of the following, as listed on Schedule 1.1.2(b): (i) all the computer software developed by or on behalf of the Sellers (object code and source code) and all embedded third party computer software (object code, and to the extent transferable, source code) and tools for the eForce and WinSTAR Software , (ii) all other computer software and custom software (including source code) that is the subject of maintenance agreements sold by Sellers for the benefit of the Business, and (iii) all other add-on customer software and source code (to the extent transferable) relating to computer software set forth on Schedule 1.1.2(b); and

     (c) any other proprietary rights, including, without limitation, know-how, inventions, discoveries and improvements, shop rights, processes, methods and formulae, trade secrets, product drawings, specifications, designs used exclusively in the Business.

         1.2      Excluded Assets.

The Purchased Assets and Intellectual Property Rights transferred, conveyed, set over, assigned and delivered to Purchaser shall exclude the following assets (the "Excluded Assets"):

     (a) all casualty, liability and individual life insurance policies owned or obtained by Seller on behalf of the Business;

     (b)  the  corporate  minute  books and stock  registers  of Sellers  and IP
          Seller;

     (c) the income tax records covering transactions of the Business occurring prior to the Closing Date;


     (d) the personnel records (including, without limitation, all human resources and other records) of Sellers relating to all employees of Sellers other than Transferred Employees.

     (e) all cash, cash equivalents and only those prepaid assets that are not related to the Business;

     (f) all tax credits, tax deposits or tax refunds which are attributable to the operation of the Business for the period ending on the Closing Date;

     (g) the "electromechanical" products of the Business listed on Schedule 1.2(h);

     (h) [**] with respect to [**] and [**], including, without limitation, pursuant to any [**] or [**] or [**]; and

     (i) all other assets of the Sellers and IP Seller not specifically set forth in Section 1.1 and the related Schedules.


      ARTICLE 2. PURCHASE PRICE; POST CLOSING ADJUSTMENT; TRANSACTION COSTS

         2.1      Purchase Price.

At the Closing, Purchaser shall pay to Sellers the sum of Six Million Six Hundred Fifty Thousand Dollars ($6,650,000) (the "Purchased Assets Purchase Price"), by wire transfer in immediately available funds, in full consideration for the Purchased Assets and shall pay to IP Seller the sum of Fifteen Million Dollars ($15,000,000) (the "IP Purchase Price"), by wire transfer in immediately available funds, in full consideration for the Intellectual Property Rights. The Purchased Assets Purchase Price shall be allocated amongst the Sellers in accordance with Schedule 2.1.

         2.2      Post-Closing Adjustment.

                  2.2.1    Determination of Adjustment.

The Purchase Price will be adjusted dollar for dollar upward or downward, as applicable, following the Closing to the extent that the Net Assets (as hereinafter defined) of the Business as of the Closing Date (the "Final Net Assets") shown upon the Final Net Asset Statement (as hereinafter defined) differs from the Net Assets of the Business at November 24, 2001 (the "Contract Net Assets", being $3,260,000) shown upon the statement set forth in Schedule 2.2.1(a) (the "Contract Net Asset Statement"). For purposes of this Agreement, the term "Net Assets" shall mean the net of (i) accounts receivable, inventory, shipped not billed (each net of related valuation allowances) and (ii) deferred income, long-term contract escrow and billed not shipped. The Final Net Asset Statement shall be prepared by Sellers from the books of account of the Business as of the Closing Date, and in accordance with the procedures set forth in
Schedule 2.2.1(b). For purposes of the Final Net Asset Statement, used [**] inventory shall be valued at [**] percent ([**]%) of "Sellers' standard costs". Seller will deliver a statement showing the Final Net Assets (the "Final Net Asset Statement") to Purchaser not later than 15 days after the Closing Date. Unless Purchaser notifies Sellers in writing that it disagrees with the Final Net Asset Statement within 45 days after the Closing Date, the Final Net Asset Statement shall be conclusive and binding on Purchaser and Sellers. If Purchaser notifies Seller in writing of its disagreement with the Final Net Asset Statement within such 45 day period, then Purchaser and Sellers shall attempt to resolve their differences with respect thereto within 15-days after Sellers' receipt of Purchaser's written notice of disagreement. Any dispute regarding the Final Net Asset Statement not resolved by Purchaser and Sellers within such 15-day period will be resolved by an accounting firm mutually acceptable to both parties or, in the absence of agreement, by an accounting firm of national reputation selected by lot after eliminating Sellers' and Purchaser's principal outside accountants and one additional firm designated as objectionable by each of Sellers and Purchaser. The determination by the accounting firm so selected of the Final Net Asset Statement and the Final Net Assets (with such modifications therein, if any, as reflect such determination) shall be conclusive and binding upon the parties. The fees and expenses of such accounting firm in acting under this Section 2.2.1 shall be borne equally by Purchaser and Sellers.

                  2.2.2    Payment of Adjustment.

If the Contract Net Assets are greater than the Final Net Assets, then Sellers shall pay to Purchaser an amount equal to the difference. If the Final Net Assets are greater than the Contract Net Assets, then Purchaser shall pay to Seller an amount equal to the difference. Payment shall be made by the party obligated to make such payment not more than five (5) business days following the determination of the Final Net Assets pursuant to Section 2.3.1 hereof by wire transfer of immediately available funds, and the amount of such payment shall bear interest from the Closing Date to the date of payment at the simple interest rate of [**] percent ([**]%).

         2.2      Transaction Costs.

Purchaser shall be responsible for all sales and similar taxes, including without limitation any such taxes under the Excise Tax Act (Canada), assessed or payable in connection with the transfer of the Purchased Assets and the Intellectual Property Rights to Purchaser (collectively, the "Sales Taxes"). Purchaser agrees to indemnify and hold harmless the Sellers and IP Seller from all Sales Taxes and to remit such Sales Taxes, if any, to the Sellers or IP Seller, as applicable, within 60 days after the Closing Date. Any disagreements regarding the payment of Sales Taxes shall be resolved in the manner provided in
Section 2.2.1.

        ARTICLE 3. ASSUMPTION OF LIABILITIES AND OBLIGATIONS BY PURCHASER

         3.1      Assumed Liabilities.

Purchaser, in addition to the consideration to be paid pursuant to Section 2.1 hereof, shall assume at the Closing and shall subsequently pay, honor and discharge when due and payable in accordance with and subject to the terms and conditions of the relevant governing agreements, commitments and instruments, the following liabilities (collectively, the "Assumed Liabilities"):

     (a) all liabilities and obligations of Sellers at the Closing Date pertaining to the Sales Orders, Unfilled Purchase Orders, Real Property Leases and Contracts;

     (b)  all liabilities of Sellers assumed under Section 6.1 hereof;

     (c) all liabilities and obligations arising out of or resulting from the conduct of the Business occurring subsequent to the Closing Date that are not Excluded Liabilities (as defined in Section 3.2); and

     (d) all liabilities and obligations of SimplexGrinnell L.P. under that certain Amended and Restated Executive Employment Agreement by and between Geoffrey Palmer and Simplex Time Recorder Co. dated January 11, 1999, as amended June 30, 2000 (the "Geoffrey Palmer Employment Agreement", a copy of which is attached to Schedule 3.1(d). The foregoing notwithstanding, the Purchaser shall be responsible for paying (i) fifty percent (50%) of the first [**] Dollars ($[**]) of bonus payments under Geoffrey Palmer Employment Agreement that accrue after the Closing and (ii) one hundred percent (100%) of the bonus payments in excess of [**] Dollars ($[**]) under Geoffrey Palmer Employment Agreement that accrue after the Closing.

         3.2      Excluded Liabilities.

Purchaser shall not assume, pay, or in any way be liable or responsible for any debts, liabilities or obligations of Sellers, IP Seller or the Business unless expressly assumed in this Agreement including but not limited to the following exclusions (collectively, the "Excluded Liabilities"):

     (a) any liability or obligation of Sellers or IP Seller under this Agreement or any liability or obligation of Sellers or IP Seller to attorneys, accountants, brokers, or others for services rendered or expenses incurred by or on their behalf;

     (b) except as otherwise provided in Section 3.1 hereof or in Section 6.1 hereof, any wages, salary, severance, bonuses, commissions, vacation or holiday pay, post retirement medical benefits, fringe benefits, long-term disability benefits, life insurance benefits, any duties, obligations or liabilities arising under any employee benefit plan, policy or practice, whether defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and in effect ("ERISA") or otherwise, relating to the employees of the Business or other amounts due to any employees or former employees of the Business which accrue on or prior to the Closing Date;

     (c) any liabilities and obligations of Sellers or IP Seller for any Taxes (as defined in Section 4.1.6(a)(i) hereof) with respect to the operations of the Business on or prior to the Closing Date;

     (d) any violation, liability, penalty, cost, damage, fine, order, judgment or obligation under Environmental Laws (as defined in Section 4.1.15 hereof) to the extent they arise out of acts or omissions occurring on or prior to the Closing Date;

     (e)  any indebtedness for borrowed money; and

     (f) [**] with respect to [**] and [**], including, without limitation, pursuant to any [**] or [**] or [**].

         3.3      Non-assignable Contracts and Authorizations.

To the extent that the assignment of any contract or any license, permit, approval or qualification issued or to be issued by any government or agency or instrumentality thereof relating to the Business or the Purchased Assets, including, without limitation, the Licenses and Permits, to be assigned to Purchaser pursuant to this Agreement shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof. Sellers and IP Seller, as applicable, shall use commercially reasonable efforts, and Purchaser shall cooperate where appropriate, to obtain any consent necessary to any such assignment.

         ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLERS; IP SELLER

         4.1      Representations and Warranties of Sellers.

Sellers represent and warrant to Purchaser as follows:

                 4.1.1  Corporate  Organization  and Standing.

Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all corporate power and authority to own or lease its properties and to carry on the business of the Business as presently conducted. Each Seller is qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions in which the nature of the Business as now being conducted by it or the property owned or leased by it for the benefit of the Business makes such qualification, licensing or registration necessary, except where the failure to be so qualified, licensed or registered would not materially interfere with the Business as currently operated

                 4.1.2    No Conflict.

Except as set forth in Schedule 4.1.2, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(i) result in the acceleration of, or the creation in any party of any right to accelerate, terminate, modify or cancel any Commitments (as defined in Section 4.1.18), (ii) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws (or other charter documents) of any Seller, or a default under or violation of any material restriction, lien, encumbrance, to which any of the Purchased Assets are subject or result in the creation of any lien or encumbrance upon any of the Purchased Assets, or (iii) violate or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which any Seller is subject and which, in each of clauses (i), (ii), and (iii) above, would have a Material Adverse Effect.

                 4.1.3    Financial Statements.

     (a)  The  Contract Net Asset  Statement  was  prepared in  accordance  with
          generally  accepted  accounting   principles  ("GAAP"),   consistently
          applied.

     (b) The pro forma profit and loss statements of SimplexGrinnell L.P. and Tyco International of Canada for the period beginning January 1, 2001 and ending on September 22, 2001, and the pro forma balance sheet of SimplexGrinnell L.P. as of September 22, 2001, copies of which have been furnished to Purchaser, were prepared on a basis consistent with the prior practices of Sellers and fairly present the results of the operations of SimplexGrinnell L.P. for such periods.

                 4.1.4    Litigation.

Except as set forth in Schedule 4.1.4, there is no action, suit, proceeding, arbitration or investigation pending or, to the Knowledge of Sellers, threatened, against any Seller or the directors, officers, agents or employees of any Seller with respect to the Business, and there are no orders, writs, injunctions or decrees currently in force against any Seller with respect to the conduct of the Business, except where such action, suit, proceeding, arbitration or investigation, order, writ, injunction or decree would not materially interfere with the Business as presently operated.

                 4.1.5    Licenses and Permits; Compliance with Laws.

     (a) Each Seller owns, holds or possesses in its own name, all material licenses and permits necessary to entitle it to carry on and conduct the Business and its operations as presently conducted. To the Knowledge of Sellers, each Seller is not in material violation of or material default under any Licenses and Permits.

     (b) Each Seller is, and has been, in material compliance with each Legal Requirement that is or was applicable to the conduct or operation of the Business. For the purposes of this Agreement, "Legal Requirement(s)" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principal of common law, regulation, statute, judgment, or treaty.

                 4.1.6    Taxes.

                  (a)  Definitions.  For purposes of this Agreement:

     (i) The term "Tax" means any of the Taxes, and "Taxes" means (A) all net income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, and other withholding, employment, social security, payroll, transfer, conveyance, documentary, stamp, property, value added, customs duties, minimum taxes, estimated and any other taxes, fees, charges, levies, excises, duties or assessments of any kind whatsoever, together with additions to tax or additional amounts, interest and penalties relating thereto that may be imposed by the federal government or any state, local, or foreign government, and (B) any liability of Sellers for the payment of any amount of any type described in clause (A) as a result of Seller being a transferee or a member of an affiliated or combined group prior to the Closing,

     (ii) "Tax Returns" means all returns, reports, statements, and forms required to be filed in respect of any Tax, and

     (iii)"Code" means the Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder and any substitute or successor provisions;

     (b) Sellers have paid or will pay when due or finally settled all Taxes relating to the Business or to the Purchased Assets that are or become due and payable for all periods up to and including the Closing Date. Sellers have properly filed on a timely basis, or so will file, when due, all Returns relating to the Business or the Purchased Assets for all periods up to and including the Closing Date.

     (c) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Purchased Assets.

                 4.1.7    Brokers; Finders.

Sellers have not retained any third party broker or finder in connection with the transactions contemplated herein and is not obligated and has not agreed to pay any brokerage or finder's commission, fee or similar compensation.

                 4.1.8    Absence of Certain Changes.

Since September 22, 2001, except as set forth in Schedule 4.1.8, Sellers have conducted the Business in the ordinary course, which means the following: (i) There has not occurred, with respect to the Business and the Purchased Assets, a Material Adverse Effect, (ii) the Business has not suffered any strike or other labor trouble that adversely affects its relations with its employees or been the subject of any effort to organize its workforce, or any part thereof, into a bargaining unit, (iii) in connection with the Business, Sellers have not offered non-standard terms and discounts on sales agreements, and (iv) in connection with the Business, Sellers have not made any material change in personnel that are involved with the assets that are being acquired.

                 4.1.9       Real Properties.

Except as set forth in Schedule 4.1.9, Sellers have or will have at the Closing valid leasehold interest in the real property that is the subject of the Real Property Lease(s) (the "Real Property"). SimplexGrinnell L.P. enjoys peaceful and undisturbed possession under the Real Property Lease. To the Knowledge of Sellers, the lease of Real Property by SimplexGrinnell L.P. or the use thereof, as presently used by the Business, does not violate any local zoning or similar land use laws or governmental regulations. SimplexGrinnell L.P. is not in violation of or in noncompliance with any covenant, condition, restriction, order or easement affecting the real property leased by SimplexGrinnell L.P. for the benefit of the Business where such violation or noncompliance would materially interfere with the present use of the property.

                 4.1.10      No Consent.

Except as set forth in Schedule 4.1.10, no material consent, approval, authorization order, filing, registration or qualification of or with any court, governmental authority or third person is required to be made or obtained by any Seller in connection with the execution and delivery of this Agreement by Sellers or the consummation by Sellers of the transactions contemplated hereby.

                 4.1.11      Authorization.

All corporate and other proceedings required to be taken on the part of Sellers to authorize Sellers to enter into and carry out this Agreement and to sell the Purchased Assets, have been, or prior to the Closing will be, duly and properly taken. Each Seller has full right, power and authority to enter into this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by each Seller and is the valid and binding obligation of each Seller enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally.

                 4.1.12      Product Liability.

Except as set forth on Schedule 4.1.12, there is no action, suit, claim, inquiry, proceeding or investigation in any case by or before any court or governmental body pending or, to the Knowledge of Sellers, threatened, against or involving the Business relating to any product alleged to have been designed, manufactured or sold by the Business and alleged to have been defective or improperly designed or manufactured which would materially interfere with the Business as currently operated.

                 4.1.13      Books and Records.

The Books and Records of the Business are complete and correct in all material respects and have been maintained in accordance with sound business practices.

                 4.1.14      Title to Purchased Assets; Personal Property.

Except as set forth in Schedule 4.1.14, each Seller has or will have at the Closing (a) good, valid and unencumbered title to the Purchased Assets owned by it free and clear of all mortgages, liens, charges, encumbrances, easements, security interests or title imperfections other than (i) those listed in Schedules 4.1.14, (ii) payments for current taxes, assessments or governmental charges not yet due and delinquent, and (iii) those which do not, individually or in the aggregate materially interfere with the use of the Purchased Assets or materially detract from its value.

                 4.1.15      Environmental Matters.

     (a) For purposes of this Agreement, the capitalized terms defined below shall have the meanings ascribed to them below.

     (i) "Environmental Law(s)" means all federal, state or local law (including common law), statute, ordinance, rule, regulation, code, or other requirement relating to the environment, natural resources, or public or employee health and safety and includes, but is not limited to the Federal Water Pollution Control Act ("FWPCA"), 33 U.S.C.ss.1251 et seq., the Safe Drinking Water Act ("SDWA"), 42 U.S.C.ss.300f et
          seq., the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), 42 U.S.C.ss.9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C.ss.1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.ss.6901 et seq., the Clean Water Act, 33 U.S.C. Sectionss.1251 et seq., the Clean Air Act, 42 U.S.C.ss.7401 et seq., the Toxic Substance Control Act, 15 U.S.C.ss.2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C.ss.2701 et seq., the Occupational Safety and Health Act ("OSHA"), 29
          U.S.C.ss.651 et seq., and the Emergency Planning and Community Right-To-Know Act, 42 U.S.C.ss.11001, as such laws have been amended or supplemented, and all rules and regulations promulgated pursuant thereto, and all analogous state or local statutes and any applicable transfer statutes.

     (ii) "Environmental Permits" means all approvals, authorizations, consents, permits, licenses, registrations and certificates required by any applicable Environmental Law.

     (iii)"Hazardous Substance(s)" means, without limitation, any flammable explosives, radioactive materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including but not limited to waste petroleum and petroleum products), methane, hazardous materials, hazardous wastes, pollutants, contaminants and hazardous or toxic substances, as defined in or regulated under any applicable Environmental Laws.

     (iv) "Release" means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

     (b) Except as disclosed in Schedule 4.1.15, Sellers have obtained all material Environmental Permits that are required for the lawful operation of the Business. Sellers (i) are in material compliance with all terms and conditions of its Environmental Permits and with any applicable Environmental Law, and (ii) have not received written notice of any material violation by or material claim against the Business under any Environmental law.

     (c) Except as disclosed in Schedule 4.1.15, to the Knowledge of Sellers there have been no Releases, or threatened Releases of any Hazardous Substances into, on or under the Real Property during SimplexGrinnell L.P.'s possession thereof.

                 4.1.16    Customers, Suppliers, Consultants and Subcontractors.

Schedule 4.1.16(a) contains a preliminary list setting forth the customers of the Business as of the Closing Date and Schedule 4.1.16(b) contains a preliminary list setting forth the potential prospects of the Business as of the Closing Date. Schedule 4.1.16(c) contains a preliminary list setting forth the top twenty suppliers, consultants and subcontractors that are essential to the continuous and uninterrupted operation of the Business as of the Closing Date.
Schedule 4.1.16(d) contains a preliminary list setting forth all professional service (e.g. installation, training, consulting, etc) engagements that are in process as of the Closing Date. Final versions of Schedules 4.1.16(a), (b), (c) and (d) shall be provided by the Sellers to the Purchaser within 10 days following the Closing Date. The total content of Schedule 4.1.16(a) shall be consistent with the data provided to Purchaser by Sellers on November 13, 2001 with respect to total customers, total maintenance customers, contract maintenance revenue and date of purchase for both hardware and software. Additionally, Schedule 4.1.16(a) shall contain the following information as it pertains to the customers of the Business: Customer name, Customer address, Customer contact information, maintenance contract type (if any), maintenance contract value, maintenance contract start date, maintenance contract term, customer installed product and the related date of the original sale, and the date of the most recent sale, identification of custom software and identification of third party product. Schedule 4.1.16(d) shall be consistent with the data provided to Purchaser by Sellers on December 14, 2001 and shall contain the following information as it pertains to the customers of the
Business: Customer name, professional service hours sold, professional service revenue contracted, professional service revenue billed to date as of the Closing Date, professional service hours expended to date, project plan and the Sellers best estimate (based on the past practices of the Sellers) of professional service hours remaining to be delivered. SimplexGrinnell L.P. has entered into agreements with each of Accu-Time Systems, Inc. and Integrated Design, Inc. in form and substance substantially similar to the agreements attached to Schedule 4.1.16(e).

                 4.1.17      Certain Agreements.

All of the Contracts, Sales Orders, Unfilled Purchase Orders, the Real Property Lease (collectively, the "Commitments") are legal, valid and binding obligations of the Sellers for the benefit of the Business enforceable (except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally) against Sellers and, except as listed on Schedule 4.1.17, Sellers have no Knowledge of any material default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a material default on the part of any party in the performance of any obligation to be performed or paid by any party under the Commitments, and has not received or given written notice of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of any party in the performance or payment of any of the Commitments.

                 4.1.18      Approvals, etc.

Except as provided in Section 3.3 hereof, and except for consents of lessors under the Real Property Lease, all material consents, approvals, authorizations and orders (corporate, governmental or otherwise) necessary for the due authorization, execution and delivery by Sellers of this Agreement and the valid delivery of the Purchased Assets have been obtained or will be obtained prior to the Closing Date.

                 4.1.19 Accounts  Receivable.

The Accounts Receivable (including reserves) are reflected properly on the books and records of the Business, are valid and existing receivables which arose in the ordinary course of business.

                 4.1.20      Labor Matters.

     (a) Except as set forth in Schedule 4.1.20, there are no (i) labor strikes, disputes, slowdowns, representation campaigns or work stoppages with respect to employees of the Business pending or, to the Knowledge of Sellers, threatened against or affecting the Business,
          (ii) unfair labor practice complaints pending or, to the Knowledge of Sellers, threatened against the Business, or (iii) collective bargaining agreements or other labor union contracts applicable to persons employed by the Business and to the Knowledge of Sellers, there are no activities or proceedings of any labor union to organize any such employees.

     (b) Except to the extent set forth in Schedule 4.1.20, Sellers are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

                 4.1.21   Product Warranty.

Each product manufactured, sold, leased, or delivered by the Business has been in material conformity with all applicable contractual commitments and all express and implied warranties. No product manufactured, sold, or delivered by the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale.

                 4.1.22   Year 2000

Except as set forth in Schedule 4.1.22, the Sellers have no knowledge of any material failure to be "Year 2000 Compliant" of its WinSTAR and eForce products sold or licensed to customers and any of its internal systems or of any third party system or product, including without limitation any system or products provided by any of Sellers' suppliers and/or service providers or sold by Sellers to any customer of the Business.

                 4.1.23     Disclaimer of Representations and Warranties

Sellers make no representations or warranties with respect to the Purchased Assets or the Business other than as expressly set forth in this Agreement. Without limiting the generality of the forgoing and except as otherwise set forth herein, Sellers expressly disclaim any representation or warranty with respect to the adequacy, accuracy or suitability for Purchaser's purposes of any of the Purchased Assets or the Business.

                 4.1.24   Customer Contracts.

     (a) Schedule 4.1.24(a) lists each of the contracts that have been delivered to the Purchaser Prior to the Closing Date, which the Sellers have negotiated with its customers (the "Delivered Customer Contracts").

     (b) Except as otherwise provided in the Delivered Customer Contracts, there are no sales agreements or maintenance agreements entered into by the Sellers with any of its customers which contain any of the following provisions: (i) warranties (other than of a nature included in the Seller's "Standard Form Contracts"), (ii) warranties of merchantability or fitness for a particular purpose, (iii) indirect, special or consequential damages, (iv) liquidated damages and/or penalties, (v) indemnities other than for U.S. patents, copyrights, trademarks, and damages for injury to person or property, (vi) commitment to support a product for longer than one year, (vii) refund contingencies or (viii) pricing fixed for more than one year.

     (c) For purposes of Section 4.1.24(b), the term "Standard Form Contracts" means those form agreements attached to Schedule 4.1.24(c).

                 4.1.25   Source Code; Software.

     (a) All of the source code being transferred to the Purchaser pursuant to this Agreement shall, as of delivery, be "human and/or machine readable" and fully cable of producing object code currently used in the Business.

     (b) Except with respect to the "Faircom" software, all of the third party software being transferred hereunder is being transferred royalty free and all such software is commercially available.

                 4.2      Representations and Warranties of IP Seller.

IP Seller represents and warrants to Purchaser as follows:

                 4.2.1    Corporate Organization and Standing.

IP Seller is a company duly organized, validly existing and in good standing under the laws of Switzerland and has all corporate power and authority to own and to sell the Intellectual Property Rights.

                 4.2.2    No Conflict.

Except as set forth in Schedule 4.2.2, neither the execution and delivery of this Agreement by IP Seller nor the consummation by IP Seller of the transactions contemplated hereby will (i) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws (or other charter documents) of IP Seller, or a default under or violation of any material restriction, lien, encumbrance, to which any of the Intellectual Property Rights are subject or result in the creation of any lien or encumbrance upon any of the Intellectual Property Rights, or (ii) violate or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which Seller is subject and which, in each of clauses (i), (ii), and (iii) above, would have a Material Adverse Effect.

                 4.2.3    Litigation.

Except as set forth in Schedule 4.2.3, there is no action, suit, proceeding, arbitration or investigation pending or, to the Knowledge of IP Seller, threatened, against IP Seller or any director, officer, agent or employee of IP Seller with respect to the Intellectual Property Rights, and there are no orders, writs, injunctions or decrees currently in force against IP Seller or any director, officer, agent or employee of IP Seller with respect to the Intellectual Property Rights, except where such action, suit, proceeding, arbitration or investigation, order, writ, injunction or decree would not materially interfere with the Business as presently operated.

                 4.2.4       Authorization.

All corporate and other proceedings required to be taken on the part of IP Seller to authorize IP Seller to enter into and carry out this Agreement and to sell the Intellectual Property Rights, have been, or prior to the Closing will be, duly and properly taken. IP Seller has full right, power and authority to enter into this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by IP Seller and is the valid and binding obligation of IP Seller enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally.

                 4.2.5       Intellectual Property Rights.

Except as set forth in Schedule 4.2.5, IP Seller solely owns or has the exclusive right to use, free and clear of any lien or other encumbrance or restriction, all of the Intellectual Property Rights. Except as set forth in
Schedule 4.2.5, there is no material claim or demand of any person pertaining to, or any proceeding pending or, to the Knowledge of IP Seller, threatened, which challenges the rights of IP Seller in respect of the Intellectual Property Rights.

                 4.2.6      IP Disclaimer of Representations and Warranties

IP Seller makes no representations or warranties with respect to the Intellectual Property Rights other than as expressly set forth in this Agreement. Without limiting the generality of the forgoing and except as otherwise set forth herein, IP Seller expressly disclaims any representation or warranty with respect to the adequacy, accuracy or suitability for Purchaser's purposes of any of the Intellectual Property Rights.

         4.3      Definitions.

     (a) For purposes of this Agreement, the term "to the Knowledge of Sellers or IP Seller" or other term of similar import means the actual knowledge of William Mitchell, Frank Perlmutter and Robert Chauvin, Joe Velazquez, Kirk Leamy and Anne Colo.

     (b) For purposes of this Agreement, "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other changes, effects or circumstance that have occurred prior to the date of determination of the occurrence of the material adverse effect, would be materially adverse to the Purchased Assets, the Intellectual Property Rights or the financial condition, or results of operation of the Business.


             ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER

         5.1      Representations and Warranties.

Purchaser represents and warrants to Sellers and IP Seller as follows:

                  5.1.1    Organization and Standing.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts and has all corporate power and authority to execute and deliver this Agreement, to carry on the businesses in which it is engaged, to own and use the properties owned and used by it, to consummate the transactions contemplated hereby, and perform its obligations hereunder.

                  5.1.2    Authorization.

All corporate and other proceedings required to be taken on the part of Purchaser, including, without limitation, all action required to be taken by the directors or shareholders of Purchaser to authorize Purchaser to enter into and carry out this Agreement and to purchase the Purchased Assets, have been, or prior to the Closing will be, duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and is the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally.

                  5.1.3    Compliance.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not:

     (a) result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the articles of organization or by-laws of Purchaser, or any agreement, lease, mortgage, note, bond, indenture, license, guarantee or other document or undertaking, oral or written, to which Purchaser or any of its subsidiaries or affiliates is bound, or by which any of its or their properties or assets may be affected; or

     (b) violate any rule, regulation, writ, injunction, order or decree of any court, administrative agency or governmental body.

                  5.1.4    Litigation.

There are no actions, suits, proceedings, arbitrations, or investigations pending, or to Purchaser's best knowledge, threatened, which question the validity of this Agreement or any actions taken or to be taken in connection herewith or the consummation of the transactions contemplated herein.

                  5.1.5    Brokers, Finders.

Purchaser has not retained any broker or finder in connection with the transactions contemplated herein and is not obligated and has not agreed to pay any brokerage or finder's commission, fee or similar compensation.

                  5.1.6    Approvals, etc.

All consents, approvals, authorizations and orders (corporate, governmental or otherwise) necessary for the due authorization, execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been obtained or will be obtained prior to the Closing Date.

                  5.1.7    No Knowledge of Misrepresentations or Omissions.

The Purchaser has no actual knowledge that the representations and warranties of the Sellers and IP Seller in this Agreement and the Schedules are not true and correct in all material respects, and the Purchaser has no actual knowledge of any material errors in, or material omissions from, any Schedule to this Agreement.

                  5.1.8    Acknowledgement by the Purchaser.

Purchaser acknowledges that, prior to Closing, it will have conducted to its satisfaction, based upon the schedules to this Agreement, an investigation and verification of the financial condition, results of operations of the Business, the Purchased Assets, and Assumed Liabilities and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser will have relied solely on the results of its investigation and review of the schedules to this Agreement and the representations and warranties of the Sellers and IP Seller expressly and specifically set forth in Article IV hereof.


                       ARTICLE 6. COVENANTS AND AGREEMENTS

6.1      Employee Matters.

                  6.1.1    Employment Status.

     (a) For eighteen (18) days after the Closing Date, Seller shall retain as its employees all Employees of the Business, both salaried and hourly, who are actively at work on the Closing Date. Purchaser shall, within 18 days after the Closing Date, make an offer of employment to no less than [**] of such Employees. Those Employees who accept such offer of employment shall be referred to herein as the "Transferred Employees". Purchaser's employment of the Transferred Employees shall commence no later than 18 days after the Closing Date. The Transferred Employees shall remain employees of Sellers until such time, and Purchaser shall reimburse Sellers for any and all out of pocket expenses (including, without limitation, wages, salaries, commissions and benefits, and employee benefit plan contributions not to exceed [**]% of base prorated salary) incurred by Sellers with respect to the Transferred Employees from the Closing Date through the date each of them becomes an employee of Purchaser. If such reimbursement has not already been made, it shall be made at the same time the difference between Current Net Assets and Final Net Assets is paid under Section 2.2.2 hereof, by setoff against amounts payable under 2.2.2, if appropriate. Notwithstanding anything to the contrary in this Section 6.1.1, the Transferred Employees shall be considered to be employed "at will" and nothing shall be construed to limit the ability of Purchaser or any of its Affiliates to terminate any Transferred Employee at any time for any reason, or to change their terms and conditions of employment, including, but not limited to, the levels of compensation and pension, welfare and/or fringe benefits plans, programs or arrangements in effect after the date of hire.

     (b) Except as provided in Section 6.1.1(a), above, neither the Sellers nor the IP Seller shall be responsible for wages, salaries and other employee benefits for Transferred Employees for service of such Transferred Employees with Purchaser after the Closing Date.
          Transferred Employees shall cease active participation in each Employee Benefit Plan of Sellers and/or IP Seller on the Closing Date and no additional benefits shall be accrued thereafter for such employees.

     (c) Purchaser shall be responsible for COBRA Coverage for any Transferred Employee (and such Transferred Employee's qualified beneficiaries) whose qualifying event occurs at or after the Closing Date to the extent required by law and all severance obligations.

     (d) Purchaser shall be responsible for any severance obligations and liabilities with respect to the Transferred Employees accruing after they become Purchaser's employees. Purchaser shall not be responsible for any of Seller's severance obligations and liabilities with respect to the Transferred Employees accruing before they became Purchaser's employees.

     (e) Should Purchaser fail to make offers of employment to at least [**] of the Employees of the Business, both salaried and hourly, who are actively at work on the Closing Date, then Purchaser shall reimburse Sellers the following amount: the average severance benefits (exclusive of special, non-standard severance payments paid to certain employees) paid by Sellers to Employees of the Business to whom offers of employment were not made by Purchaser (which will be the same benefits that were paid under the severance plan implemented by SimplexGrinnell L.P. after its acquisition by Tyco International) multiplied by the difference between [**] and the total offers of employment made by Purchaser to Employees of the Business. If such reimbursement has not already been made, it shall be made at the same time the difference between Contract Net Assets and Final Net Assets is paid under Section 2.2.2 hereof, by setoff against amounts payable under 2.2.2, if appropriate.

                  6.1.2   Liability with Respect to Certain Benefit Obligations.

Sellers shall retain all liability, responsibility and obligations under the Seller's respective employee benefit plans and arrangements with respect to any amounts payable or benefits to be provided to any Employee, former employee or beneficiary thereof for payments, services, benefits, materials or supplies incurred, provided or received there under by any Employees, former employees or beneficiaries thereof prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred provided or received as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits, (ii) health, dental and/or prescription drugs benefits, upon provision of such services, materials or supplies, (iii) in the case of long-term disability benefits, the later of when the disability is determined to have occurred or when the employee ceases active employment as a result of the disability; and (iv) in the case of workers' compensation, when the event giving rise to such claim arises. Purchaser shall assume liability for employee benefits in respect of Transferred Employees, which benefits relate to payments, services, benefits, materials and supplies incurred, provided or received after they become Purchaser's employees.

                  6.1.3    Required Documentation.

In connection with the implementation of this Section 6.1, Sellers and Purchaser shall cooperate in the preparation and filing of all documentation required to be filed with the Internal Revenue Service, the United States Department of Labor, or any other applicable governmental agency or authority.

         6.2      Press Release; Disclosures.

Except as required by law, none of the Sellers, IP Seller nor Purchaser, without the prior written consent of the other parties, will make any press release or any similar public announcement concerning the transactions contemplated hereby. Except as required by law, no written or oral announcement or private disclosure with respect to the transactions contemplated hereby will be made, either prior to or after the Closing, to any person unrelated to Sellers, IP Seller or Purchaser unless jointly approved by Sellers, IP Seller and Purchaser. If disclosure is required by law, the disclosing party shall use reasonable efforts to consult in advance with the other party and attempt in good faith to reflect such other party's reasonable concerns in the required disclosure.

         6.3      Books and Records and Information.

                  6.3.1    Inspection of Documents.

Purchaser agrees that all documents delivered to Purchaser by Sellers pursuant to this Agreement and all documents of the Business (including, but not limited to, files, books and records) shall after the Closing be open for inspection by representatives of Sellers at any time during regular business hours for reasonable and necessary purposes until such time as documents are destroyed or possession thereof is given to the other party as provided for in Section 6.3.2 hereof and that Sellers may during such period at its expense make such copies thereof as it may reasonably request. Sellers agree that all documents that are retained by Sellers after the Closing Date and that are related to the Business (other than tax records of Sellers) shall be open for inspection by representatives of Purchaser at any time during regular business hours until such time as documents are destroyed or possession thereof is given up to the other party as provided for in Section 6.3.2 hereof and that Purchaser may during such period at its expense make such copies thereof as it may reasonably request.

                  6.3.2    Destruction of Documents.

Without limiting the generality of Section 6.3.1 hereof, for a period ending on the sixth anniversary of the Closing Date, neither Purchaser nor Sellers shall destroy or give up possession of any item referred to in Section 6.3.1 hereof without first offering to the other the opportunity, at such other's expense (but without any other payment), to obtain the same. Thereafter each party shall be free to dispose of them as it deems fit.

         6.4      Tax Matters.

                  6.4.1    Taxes Through Closing Date.

Sellers shall be responsible for all Taxes with respect to the Business for or pertaining to all periods up to and including the Closing Date, and Purchaser shall be responsible for all Taxes with respect to the Business for or pertaining to all periods thereafter except that any Taxes imposed upon the ownership of property on a particular date, or similar tax, shall be prorated over the period ending on the Closing Date and the period thereafter. Any claim for indemnification hereunder shall be subject to the procedures set forth in
Section 9.4 hereof.

                  6.4.2    Cooperation and Exchange of Information.

Purchaser shall provide Sellers with such cooperation and information as Sellers reasonably may request with respect to the filing of any Return, amended Return or claim for refund, the determination of a liability for Taxes, or a right to refund of Taxes, or the conduct of any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities, and records concerning the ownership and tax basis of property, which Purchaser may possess concerning the Business. Purchaser shall make its employees available to Sellers on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding the foregoing, Purchaser shall not be required to prepare any documents, or determine any information not then in its possession in response to a request under this Section 6.4.2. Sellers shall reimburse Purchaser for any reasonable out-of-pocket costs incurred by Purchaser in providing any Return, document or other written information, and shall reimburse Purchaser for any reasonable out-of-pocket costs (including regular wages, salaries and traveling expenses) of making employees available, upon receipt of reasonable documentation of such costs. Except as otherwise provided in Section 1.2(c) hereof, Purchaser shall retain all Returns, schedules and work papers and all material records or other documents relating thereto, until the expiration of the period of time beginning on the Closing Date and ending on the date on which taxes may no longer be assessed under the applicable statutes of limitation, including the period of waivers or extensions thereof. Any information obtained under this Section 6.4.2 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding.

                  6.4.3    Allocation/Tax Position.

The allocation of the Purchase Price to the Purchased Assets and post-Closing Tax treatment of the transaction shall be in accordance with Section 1060 of the Code and shall be reported on IRS Form 8594. No party hereto shall assert any position inconsistent therewith at any time after the Closing.

         6.5      Non-Competition.

     (a) Sellers agree that, as part of the consideration for the payment by Purchaser of the Purchase Price, for a period of [**] years immediately following the Closing Date: (i) neither Sellers nor any of their respective divisions or subsidiaries will, directly or indirectly, operate, perform, have any interest in or otherwise be engaged in or concerned with a business which develops, manufactures, prepares, sells, installs or distributes products or performs services in competition with the Business; and (ii) no affiliate of the Sellers will, directly or indirectly, operate, perform, have any interest in or otherwise be engaged in or concerned with a business which develops, manufactures, prepares, sells, installs or distributes products or performs services in competition with the Business within the United States and Canada. For these purposes, ownership of securities of a company whose securities are publicly traded under a recognized securities exchange not in excess of [**]% of any class of such securities shall not be considered to be competition with Purchaser.

     (b)  Each Seller acknowledges that the restrictions on its activities under
          Section 6.5(a) hereof are necessary for the reasonable protection of Purchaser and constitute a material inducement to Purchaser's entering into and performing this Agreement. Each Seller further acknowledges, stipulates and agrees that a breach of such obligations will result in irreparable harm and continuing damage to Purchaser for which there will be no adequate remedy at law and further agrees that in the event of any breach of said obligations and agreements, Purchaser and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances.

     (c) Notwithstanding anything in this Section 6.5 to the contrary, nothing herein shall prevent a Seller or any of its affiliates from purchasing or otherwise acquiring a diversified company (an "Acquired Business") if not more than [**] percent [**]% of the sales of such Acquired Business (based on its most recent annual financial statements) are derived from activities that compete with the Business as it exists on the Closing Date (such part of the Acquired Business, the "Competing Business"); provided, however, that such Seller or its affiliate shall contact Purchaser within [**] days after the acquisition of such Acquired Business and offer Purchaser the opportunity of negotiating in good faith the purchase of the Competing Business. The purchase price for the Competing Business would be the fair market value of the Competing Business, as determined by an independent appraiser with a national reputation. In the event that Purchaser and such Seller, acting in good faith, fail to agree on the terms of a sale transaction are unable to enter into a definitive agreement for the sale of the Competing Business after a period of [**] days following such Seller's notification to Purchaser, the provisions of Section 6.5(a) shall not apply to such Competing Business and such Seller or its affiliate shall be able to retain such Competing Business without any further obligation to Purchaser under this Section 6.5 with respect to such Competing Business.

         6.6      Related Transaction.

Sellers and Purchaser acknowledge that they have reached an agreement in principle pursuant to which Purchaser, directly or indirectly, will purchase those assets associated with the business of developing, marketing, selling, supporting and maintaining workforce management software and data collection systems in Australia. The purchase price shall be $[**] U.S., the terms and conditions shall be substantially equivalent to those contained herein, and the transaction shall be subject only to obtaining necessary approval from the Australian Competition and Consumer Commission and completion of the Purchaser's commercially reasonable confirmatory due diligence. Purchaser shall promptly apply for and diligently pursue such approval, and Sellers shall cooperate in such process as reasonably necessary. All cost and expenses associated with such approval shall be borne by the Purchaser. Until such time as such transaction shall be consummated, Sellers Australian subsidiary shall have the unfettered right to conduct the aforesaid business in Australia, notwithstanding the implication of any provision hereof to the contrary.

         6.7      Leases.

For 18 days after the Closing Date, the Purchaser shall have the right to designate to the Sellers in writing the facilities currently used by the
Business where the Purchaser desires to lease space. Upon receipt of such designations, if any, the Sellers and Purchaser shall negotiate in good faith to enter into lease agreements for each designated facility. The Sellers and Purchaser agree that each such lease agreement, in addition to containing the customary terms and conditions for such lease agreements, shall provide that the Purchaser shall have a right to lease space in such designated facilities (with the telephone and business equipment, furniture and fixtures associated therewith) for a period of up to 12 months after the Closing Date at an aggregate monthly rate, which would include but not be limited to taxes, utilities, insurance, and operating expenses, equal to the product of (i) the number of Transferred Employee and (ii) [**] Dollars ($[**]).

         6.8  Tyco International of Canada Ltd. Pro Forma Balance Sheet.

Sellers shall, within 18 days after the Closing Date, deliver to Purchaser a pro forma balance sheet for Tyco International of Canada Ltd. in the form and as of the date of the pro forma balance sheet of SimplexGrinnell L.P. heretofore delivered to the Purchaser pursuant to Section 4.1.3.


              ARTICLE 7. CLOSING DATE; CONDITIONS AND TRANSACTIONS

         7.1      Closing Date and Place.

The consummation of the sale and purchase of the Business contemplated by this Agreement (the "Closing") will take place at the offices of Purchaser at 297 Billerica Road, Chelmsford, Massachusetts 01824 at 10:00 a.m. time on December 28, 2001 or such other date as the parties shall mutually agree to in writing (the "Closing Date"). The parties hereto agree that the Closing may be effectuated by facsimile.


                          ARTICLE 8. CLOSING DOCUMENTS

         8.1      Sellers' and IP Seller's Obligations.

On the Closing Date, Sellers shall deliver to Purchaser physical possession of all tangible Purchased Assets and shall execute and/or deliver to Purchaser all of the following:

                  8.1.1       Resolutions.

Copies of resolutions of Sellers and IP Seller  certified by the Secretary or an
Assistant   Secretary  of  Seller   authorizing  the  execution,   delivery  and
performance of this Agreement and the transactions contemplated hereby.

                  8.1.2       Bill of Sale.

A bill of sale, duly executed by Sellers, in form and substance reasonably satisfactory to counsel for Purchaser, sufficient to convey, transfer and assign to Purchaser all right, title and interest of Seller in and to the Purchased Assets free and clear of liens, claims, encumbrances and security interests in accordance with this Agreement.

                  8.1.3    Assignments.

Assignments of the Intellectual Property Rights, Sales Orders, Accounts Receivable, Unfilled Purchase Orders, Contracts, Personal Property Leases, the Real Property Lease, and Licenses and Permits, duly executed by Sellers and IP Seller, as appropriate, in form and substance reasonably satisfactory to counsel for Purchaser, and all consents which Sellers are able to obtain therefore, or permitted alternate arrangements with respect thereto, such consents to be in form and substance reasonably satisfactory to counsel for Purchaser.

                  8.1.4    Waivers and Releases of Security Interest

Sellers will deliver to Purchasers waivers and releases of security interests in substantially the form of Exhibit 8.1.4 hereto;

                  8.1.5    Source Code and Executable Code

Sellers will deliver to Purchaser the complete source code and executable code for WinSTAR and eForce Software, and the complete source code and executable code for the Custom software, within five (5) business days after the Closing, as further described in Section 1.1.2(b) of this Agreement;

                  8.1.6    Certificates of Good Standing

Sellers will deliver to Purchaser a Certificate of Good Standing or comparable document, stating that each of Sellers and IP Seller is a duly qualified corporation and is in good standing in the jurisdiction of its incorporation.

                  8.1.7    Opinions of Counsel

Each of Sellers and IP Seller will provide the opinion of general counsel of SimplexGrinnell L.P. in form and substance reasonably satisfactory to Purchaser.

                  8.1.8    Other

         8.2      Purchaser's Obligations.

At the Closing, Purchaser shall deliver to Sellers and IP Seller the following:

                  8.2.1       Resolutions.

Copies of resolutions of Purchaser certified by the Secretary or an Assistant Secretary of Purchaser, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

                  8.2.2       Assumption Agreement.

An assignment and assumption agreement, duly executed by Purchaser, in form and substance reasonably satisfactory to counsel for Sellers, sufficient to effect the assumption by Purchaser of the Assumed Liabilities.

                  8.2.3       Payment.

Funds in the amounts and payable as set forth in Section 2.1 hereof and all other payments required to be made by Purchaser on or prior to the Closing Date pursuant to the provisions of this Agreement.

         8.3      Joint Obligations.

The parties will deliver to each the other the certificates, records, schedules, and the other documents required by the terms of this Agreement.


                           ARTICLE 9. INDEMNIFICATION

         9.1      Indemnification by Sellers; IP Seller .

                  9.1.1    Indemnification by Sellers

Subject to the limits set forth in this Article 9, Sellers agree to indemnify, defend and hold Purchaser and each of Purchaser's shareholders, affiliates, officers, directors, employees, agents, successors and assigns (Purchaser and such persons are collectively hereinafter referred to as "Purchaser's Indemnified Persons"), harmless from and against any and all loss, expenses, liability, damage or deficiency (including, but not limited to, interest, penalties, costs of preparation and investigation, and reasonable attorneys'
fees) (collectively "Losses") that Purchaser's Indemnified Persons may suffer, sustain, incur or become subject to, arising out of or due to: (a) any inaccuracy of any representation of Sellers in Section 4.1; (b) the breach of any warranty of Sellers in Section 4.1; (c) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Sellers under this Agreement; or
(d) any Excluded Liability.

                  9.1.2    Indemnification by IP Seller

Subject to the limits set forth in this Article 9, IP Seller agrees to indemnify, defend and hold Purchaser's Indemnified Persons, harmless from and against any and all Losses that Purchaser's Indemnified Persons may suffer, sustain, incur or become subject to, arising out of or due to: (a) any inaccuracy of any representation of IP Seller in Section 4.2; (b) the breach of any warranty of IP Seller in Section 4.2; or (c) the non-fulfillment of any covenant, undertaking, agreement or other obligation of IP Seller under this Agreement.

         9.2      Indemnification by Purchaser.

Subject to the limits set forth in this Article 9, Purchaser agrees to indemnify, defend and hold Sellers and IP Seller and each of their respective affiliates, officers, directors, employees, agents, successors and assigns (Sellers, IP Seller and such persons are hereinafter collectively referred to as "Seller's and IP Seller's Indemnified Persons"), harmless from and against any and all Losses that Sellers' and IP Seller's Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to: (a) any inaccuracy of any representation of Purchaser in this Agreement; (b) the breach of any warranty of Purchaser in this Agreement; (c) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Purchaser under this Agreement, including but not limited to, the discharge of the Assumed Liabilities; (d) the manufacture, sale, shipment or other distribution of the products of the Business by Purchaser after the Closing Date; (e) the ownership, operations or control of the Business after the Closing Date; (f) Purchaser's obligations under the Commitments; or (g) assumed liabilities.

         9.3      Survival of Representations and Warranties; Deductible.

The several representations and warranties of the parties contained in this Agreement or in any document delivered pursuant hereto and the parties' right to indemnity in accordance with this Article 9 shall survive the Closing Date and shall remain in full force and effect thereafter for a period of twelve (12) months after the Closing Date and shall be effective with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such twelve (12) months period in accordance with Section 9.4 hereof after which twelve (12) months period they shall terminate and be of no further force or effect. Notwithstanding the foregoing, Purchaser may give notice of, and make a claim relating to, and shall be indemnified in connection with (i) the breach of the representations and warranties contained in Section 4.1.14 hereof, at any time and (ii) the breach of the representations and warranties contained in Section 4.2.5 hereof, twenty-four (24) months after the Closing Date and shall be effective with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such twenty (24) months period in accordance with Section 9.4 hereof after which twenty (24) months period they shall terminate and be of no further force or effect.. Anything to the contrary contained herein notwithstanding, neither party shall be entitled to any recovery from the other party with respect to any inaccuracy or breach of such warranties or representations unless and until the amount of such Loss suffered, sustained or incurred by the asserting party, or to which such party becomes subject, by reason of such inaccuracy or breach, shall exceed [**] Dollars ($[**]) calculated on a cumulative basis and not a per item basis (the "Basket Amount"), and then only with respect to the excess over the Basket Amount but in no event shall any Seller or IP Seller, individually or collectively, be liable to the Purchaser in an aggregate amount in excess of the [**] Dollars ($[**]) (the "Cap").

         9.4      Notice and Opportunity to Defend.

If there occurs an event that either party asserts is an indemnifiable event pursuant to Sections 9.1 or 9.2 hereof, the party seeking indemnification (the
"Indemnitee") shall notify the party obligated to provide indemnification (the "Indemnitor") as soon as reasonably possible. If such event involves (a) any claim, or (b) the commencement of any action or proceeding by a third person, the Indemnitee will give the Indemnitor written notice of such claim or the commencement of such action or proceeding within fifteen (15) days of Indemnitee's becoming aware thereof; provided, however, that delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is prejudiced by reasons of such delay or failure. The Indemnitor shall have a period of 30 days within which to respond thereto. If the Indemnitor accepts responsibility within such 30-day period, the Indemnitor shall be obligated to compromise or defend, at its own expense and by counsel chosen by the Indemnitor and reasonably satisfactory to the Indemnitee, such matter, and the Indemnitor shall provide the Indemnitee with such assurances as may be reasonably required by the Indemnitee to assure that the Indemnitor will assume and be responsible for the entire liability at issue. If the Indemnitor does respond within such 30-day period and rejects responsibility for such matter in whole or in part, or does not respond, the Indemnitee shall be free to pursue, without prejudice to any of its rights hereunder, such remedies as may be available to the Indemnitee under applicable law at the Indemnitor's expense. The Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate in a non-controlling manner and at its own expense in the defense of such asserted liability. Any compromise of such asserted liability by the Indemnitor shall require the prior written consent of the Indemnitee and until such consent is obtained the Indemnitor shall continue the defense of such asserted liability. If, however, the Indemnitee refuses its consent to a bona fide offer of settlement that the Indemnitor wishes to accept, the Indemnitee may continue to pursue such matter, free of any participation by the Indemnitor, at the sole expense of the Indemnitee. In such event, the obligation of the Indemnitor to the Indemnitee shall be equal to the lesser of (i) the amount of the offer of settlement which the Indemnitee refused to accept plus the costs and expenses of the Indemnitee prior to the date the Indemnitor notifies the Indemnitee of the offer of settlement, and (ii) the actual out-of-pocket amount the Indemnitee is obligated to pay as a result of the Indemnitee's continuing to pursue such matter. The Indemnitor shall be entitled to recover from the Indemnitee any additional expenses incurred by the Indemnitor as a result of the decision of the Indemnitee to pursue such matter.

         9.5      Reduction for Insurance.

The amount which the Indemnitor is required to pay to, for, or on behalf of the Indemnitee pursuant to this Article 9 shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related indemnifiable loss (the "Indemnifiable Loss"). Amounts required to be paid, as so reduced, are hereinafter sometimes called an "Indemnity Payment". If the Indemnitee shall have received, or if the Indemnitor shall have paid on its behalf, an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive, directly or indirectly, insurance proceeds (which duplicate in whole or in part, the Indemnity Payment) in respect of such Indemnifiable Loss, then the Indemnitee shall promptly pay to the Indemnitor the amount of such insurance proceeds, or, if less, the amount of the Indemnity Payment. The parties hereto agree that the foregoing shall not affect the subrogation rights of any insurance companies making payments hereunder.


                            ARTICLE 10. MISCELLANEOUS

         10.1     Expenses.

Except as otherwise set forth in this Agreement and except that a party not in breach of this Agreement shall be entitled to recover from a breaching party all expenses and costs incurred by the non-breaching party by reason of such breach (including, without limitation, all legal expenses and costs), each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement.

         10.2     Notices.

All notices, requests, demands and other communications given hereunder (collectively, "Notices") shall be in writing and personally delivered, sent by facsimile or mailed by registered or certified mail, postage prepaid, as follows:

     (a)          If to Sellers at:

                  SimplexGrinnell L.P.
                  100 Simplex Drive
                  Westminster, MA  01441
                  Attention : President
                  fax:  (978) 731- 4739


                  with a copy to:

                  SimplexGrinnell L.P.
                  100 Simplex Drive
                  Westminster, MA  01441
                  Attention: General Counsel
                  Fax:  (978) 731-7386

     (b)          If to IP Seller at:

                  ADT Services AG
                  Schwertstrasse 9
                  CH-8200, Schaffhausen Switzerland
                  Attention: Managing Director
                  Fax:  41 52 633 02 59


     (c)          If to Purchaser at:
                  Kronos Incorporated
                  297 Billerica Road
                  Chelmsford, MA 01824
                  Attention: Vice President - Finance & Administration
                  Facsimile: 978 256 5896

                  with a copy to:
                  Kronos Incorporated
                  297 Billerica Road
                  Chelmsford, MA 01824

                  Attention: General Counsel
                  Facsimile: 978 256 3222

     (d) All Notices shall be deemed delivered when actually received if personally delivered, sent by facsimile or three days after having been placed in the mail, addressed in accordance with Sections 10.2(a), (b) and (c) hereof, as the case may be, provided that any notice sent by facsimile must immediately be placed in the mail. Each of the parties shall hereafter notify the other in accordance with this Section 10.2 of any change of address to which notice is required to be mailed.

         10.3     Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.4     Entire Agreement.

This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

         10.5     Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         10.6     Assignment and Amendment of Agreement.

This Agreement shall be binding upon the respective successors and assigns of the parties hereto. This Agreement may be amended only by written agreement of the parties hereto, duly executed by an authorized representative of each of the parties hereto. Notwithstanding the forgoing, Purchaser shall have the absolute right to assign this Agreement to an affiliate.

         10.7     Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Massachusetts applicable to contracts made in that state, without giving effect to the conflict of laws principles thereof. The parties agree to submit to the exclusive jurisdiction of the Massachusetts courts.

         10.8     Further Assurances.

Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other instruments and will take all reasonable actions as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to consummate the transactions herein contained to effectuate the provisions and purposes hereof.

         10.9     No Third Party Rights.

This Agreement is not intended and shall not be construed to create any rights in any parties other than Sellers, IP Seller and Purchaser and no person shall have any rights as a third party beneficiary hereunder, including, without limitation, any rights with respect to the provisions of Section 6.1 hereof.

         10.10    Non-Waiver.

The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect.

         10.11    Severability.

The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

         10.12    Incorporation of Schedules.

The schedules hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to "this Agreement" and the words "herein," "hereof" and words of similar import refer to this Agreement (including its schedules as an entirety). In the event of any conflict between the provisions of this Agreement and any such schedule the provisions of this Agreement shall control.

         10.13    Waiver of Jury Trial.

SELLERS, IP SELLER AND PURCHASER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                            [signature page follows]

     IN WITNESS WHEREOF, Sellers, IP Seller and Purchaser have duly executed and delivered this Agreement as of the day and year first above written.


SIMPLEXGRINNEL L.P.                           KRONOS INCORPORTED
By: /s/ Robert Chauvin                        By:  /s/ Paul Lacy
--------------------------------              -------------------------------
Title:  V.P.                                  Title:  Vice President, Finance
        Chief Financial Officer                       and Administration


TYCO INTERNATIONAL OF CANADA LTD.
By:  /s/  Ian S. Milne
--------------------------------
Title:  Vice President


ADT SERVICES A.G.
By:  /s/ Stephen Faciszewski
--------------------------------
Title:  Managing Director